Exhibit 3.1


                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                            HEARTLAND PARTNERS, L.P.


            THIS Certificate of Limited Partnership of Heartland Partners, L.P.

(the "Partnership"), dated as of October 4, 1988, is being duly executed and filed by MILWAUKEE LAND COMPANY, an Iowa corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited

Partnership Act (6 Del. C. ss. 17-101, et seq.).


            1. Name. The name of the limited partnership formed hereby is

Heartland Partners, L.P.


            2. Registered Office. The address of the registered office of the

Partnership in the State of Delaware is c/o The Corporation Trust Company,

Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle,

Delaware 19801.


            3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The

Corporation Trust Company, Corporation Trust Center, 1209 Orange Street,

Wilmington, County of New Castle, Delaware 19801.





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            4. General Partner. The name and the business address of the sole general partner of the Partnership is as follows:

                           Milwaukee Land Company
                           547 West Jackson Boulevard
                           Chicago, Illinois 60606



            IN WITNESS WHEREOF, the undersigned has executed this Certificate of

Limited Partnership as of the date first written above. MILWAUKEE LAND COMPANY



                                    By: /s/ Leon F. Fiorentino
                                        ---------------------------------
                                        Leon F. Fiorentino
                                        Vice President-Finance






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